Exhibit 99.1

Ranger Announces Growth in Total Proved and Proved Developed Reserves of 90% and 82%, Respectively

— PV-10 Value of Proved Developed Reserves of $2.1 Billion at Strip Pricing —

— Anticipates ~1.0x Leverage(1) Goal Reached by End of First Quarter 2022 —

HOUSTON, Feb. 22, 2022 (GLOBE NEWSWIRE) – Ranger Oil Corporation (“Ranger” or the “Company”) (NASDAQ: ROCC) announced today its total proved reserves for year end 2021, the expected achievement of its 1.0x leverage(1) target, and the Company’s fourth quarter 2021 earnings release date.

Highlights

•	Announced 90% growth in total proved and 82% growth in proved developed (“PD”) reserves volumes from year end 2020;

•	Standardized measure of future discounted cash flows for total proved and PD reserves of $3,057 million and $1,585 million, respectively;

•	PV-10 value(2) of total proved and PD reserves of $3,419 million and $1,772 million respectively at SEC pricing, with corresponding values of $4,043 million and $2,088 million at strip pricing(3);

•	Ranger expects to achieve its balance sheet goal of approximately 1.0x leverage(1) by the end of the first quarter 2022; and

•	The Company intends to announce its free cash flow(4) strategy in its upcoming fourth quarter 2021 earnings release.

Darrin Henke, President and Chief Executive Officer commented, “I’m very proud to announce our 2021 year end total proved reserves volumes grew by more than 90%. Even more exciting, since we closed our transaction with Juniper in January of last year, our PD PV-10 value(2) has increased over 210%(5). This growth was achieved with only a 15% increase in our outstanding shares of common stock(6) while simultaneously reducing our leverage ratio(7). This incredible step change in value for our equity holders highlights the premium quality of this asset base, the dedication and capabilities of the Ranger team, the successful and ongoing consolidation strategy, and the positive impact of the current commodity environment.

Due to these factors, I’m also incredibly proud to announce that, assuming current market conditions, we expect to reach our stated balance sheet goal of approximately 1.0x leverage by the end of the first quarter of 2022, ahead of initial expectations. We’ve focused investors on this critical milestone since early last year and are thrilled as we approach this transformational goal. Once achieved, we intend to utilize our substantial and accelerating free cash flow(4) profile for what we believe will be highly accretive opportunities for our shareholders.

Ranger continues to focus on capital discipline and strong cash-on-cash returns. We expect the Company’s free cash flow profile to accelerate significantly in 2022 vs. 2021, producing over $200 million of free cash flow(4), with significant upside to that number at current strip prices. We couldn’t be more excited about the year ahead and are eager to share our upcoming plans in our earnings announcement.”

Total Proved Reserves

The table below sets forth the Company’s Standardized Measure and SEC PV-10 value(2) (as defined below) of the Company’s total proved reserves and PD reserves as of December 31, 2021:

(In Millions)	SEC Pricing(8)
Standardized measure of future discounted cash flows – total proved	$3,057

Standardized measure of future discounted cash flows - PD	$1,585

PV-10 value(2) of total proved reserves utilizing the SEC pricing guidelines, discounted at 10% and before tax	$3,419

PV-10 value(2) of PD reserves utilizing the SEC price guidelines	$1,772

(In Millions)	Strip Pricing(9)
PV-10 value(2) of total proved reserves	$4,043

PV-10 value(2) of PD reserves	$2,088

The table below summarizes the changes in the Company’s proved reserves as of December 31, 2021:

Proved Reserves	Oil (Mbbl)	NGL (Mbbl)	Natural Gas (Mmcf)	Total Equivalents (Mboe)
Beginning Reserves (December 31, 2020)	98,479	15,598	73,734	126,366
Production	(7,718)	(1,324)	(6,705)	(10,159)
Revisions to Previous Estimates	(5,626)	(2,608)	(11,161)	(10,095)
Extensions and Discoveries	45,709	9,877	47,774	63,548
Purchase of Reserves	32,278	18,476	121,550	71,013

Ending Reserves (December 31, 2021)	163,122	40,019	225,192	240,673

The composition of Ranger’s reserves at the end of 2021 was 68% oil, 17% NGLs and 15% natural gas, with 38% of the reserves classified as proved developed.

Fourth Quarter and Full-Year 2021 Conference Call

Ranger plans to release its fourth quarter and full-year 2021 results after the market closes on Monday, March 7, 2022. A conference call and webcast discussing the fourth quarter and full-year 2021 financial and operational results is currently scheduled for Tuesday, March 8, 2022 at 11:00 a.m. ET. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing (844) 707-6931 (international: (412) 317-9248) five to 10 minutes before the scheduled start time, or via webcast by logging on to the Company’s website, www.rangeroil.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software.

An on-demand replay of the webcast will be available on the Company’s website beginning shortly after the webcast. The replay will also be available from March 8, 2022, through March 15, 2022, by dialing (877) 344-7529 (international (412) 317-0088) and entering the passcode 7842986.

About Ranger Oil Corporation

Ranger Oil is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in South Texas. For more information, please visit our website at www.Rangeroil.com.

Cautionary Statements Regarding Guidance

The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, NGLs, and natural gas, and NGLs, available liquidity, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the “Forward-Looking Statements” section below, as well as “Risk Factors” in our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated herein.

Cautionary Language Regarding Reserves

The reserves information in this press release, including standardized measure and PV-10 are preliminary estimates that have not yet been audited or reviewed by Grant Thornton and are subject to material revision. These are estimates that should not be regarded as a representation. Investors should not place undue reliance on these estimates.

Forward-Looking Statements

This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements, and such statements include, words such as “anticipate,” “guidance,” “assumptions,” “projects,” “forward,” “estimates,” “outlook,” “expects,” “continues,” “project,” “intends,” “plans,” “believes,” “future,” “potential,” “may,” “foresee,” “possible,” “should,” “would,” “could,” “focus” and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the risk that we may not achieve the free cash flow or leverage targets that we currently anticipate; the risk that the benefits of acquisitions may not be fully realized or may take longer to realize than expected; the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental actions, stay-at-home orders, interruptions to our operations or our customer’s operations; risks related to and the impact of actual or anticipated other world health events; our ability to satisfy our short-term and long-term liquidity needs, including our ability to generate sufficient cash flows from operations or to obtain adequate financing; our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, materials, supplies and services at reasonable costs; our ability to renew or replace expiring contracts on acceptable terms; our ability to obtain adequate pipeline transportation capacity or other transportation for our oil and gas production at reasonable cost and to sell our production at, or at reasonable discounts to, market prices; and other risks set forth in our filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Additional Information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. In addition, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this communication speak only as of the date of the communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Footnotes

(1)

Leverage ratio is calculated by dividing Net Debt by LTM Adj. EBITDAX (pro forma for Lonestar Resources acquisition). Assumes current market conditions. See the end of the release for an explanation of this calculation. Net Debt, Adj. EBITDAX and LTM Adj. EBITDAX are non-GAAP financial measures that are defined at the end of this release.

(2)	PV-10 value is a non-GAAP measure defined and reconciled to the standardized measure (calculated in accordance with GAAP) at the end of this release.
(3)	Strip pricing as of February 14, 2022.
(4)

Free cash flow is a non-GAAP financial measure, which is defined at the end of this release. We have not reconciled free cash flow to the most comparable GAAP measure because it is not possible to do so without unreasonable efforts given the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide an estimate of our net income at this time. Forward-looking estimates of free cash flow are made in a manner consistent with the relevant definitions and assumptions noted herein.

(5)

Proved developed reserves value as of 12/31/21 using strip pricing as of 02/14/22 compared to proved developed reserves value as of 12/31/20 using strip pricing as of that date, pro forma for the Juniper transaction, which closed on 01/15/21.

(6)	Represent shares of common stock issued in connection with the Lonestar acquisition; gives effect to the exchange of the preferred stock of Juniper Capital Advisors, L.P for Class B Common Stock.
(7)	Estimated pro forma leverage ratio as of 12/31/2021 pro forma for Lonestar compared to estimated pro forma leverage ratio at 12/31/20 pro forma for Juniper transaction.
(8)

The total proved and PD reserves were calculated in accordance with Securities and Exchange Commission (“SEC”) guidelines using the pricing of $66.57 per barrel for oil and $3.60 per million British Thermal Units (MMBtu) for natural gas. Ranger’s estimated proved reserves were prepared by DeGolyer and MacNaughton (“D&M”), the Company’s independent third-party reserve engineers.

(9)

Commodity prices used for strip pricing can be found at the end of this release. Differentials used for Natural Gas Liquids (“NGLs”) at 38% of West Texas Intermediate (“WTI”), oil differentials of ($1.50) off WTI and ($0.15) off natural gas.

RANGER OIL CORPORATION

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Reconciliation of GAAP “Standardized Measure of Discounted Future Net Cash Flows” to Non-GAAP “PV-10”

Non-GAAP PV-10 value is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. The standardized measure of discounted future net cash flows is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. We use non-GAAP PV-10 value as one measure of the value of our estimated proved reserves and to compare relative values of proved reserves amount exploration and production companies without regard to income taxes. We believe that securities analysts and rating agencies use PV-10 value in similar ways. Our management believes PV-10 value is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves.

December 31,
2021
(in thousands)
Standardized measure of future discounted cash flows	$3,057,161
Present value of future income taxes discounted at 10%	361,559

PV-10(2)	$3,418,720

Reconciliation of PV-10 and Adjusted PV-10 (non-GAAP) – Total proved reserves

December 31,
2021
(in thousands)
Standardized measure of future discounted cash flows (total proved reserves)	$3,057,161
Present value of future income taxes discounted at 10%	361,559

PV-10(2) of total proved reserves	$3,418,720
Add: Adjustment using strip pricing NGLs as 38% of WTI. Differentials of $(1.50) off WTI and ($0.15) off natural gas.	624,635

Adjusted PV-10(2) of total proved reserves adjusted for pricing and differentials	$4,043,355

Reconciliation of SEC PV-10 and Adjusted PV-10 (non-GAAP) - Proved developed reserves

December 31,
2021
(in thousands)
Standardized measure of future discounted cash flows (total proved reserves)	$3,057,161
Less: Future discounted cash flows attributable to proved undeveloped reserves	(1,472,193)

Standardized measure of future discounted cash flows (proved developed reserves)	$1,584,968
Add: Present value of future income taxes attributable to proved developed reserves discounted at 10%	187,448

PV-10(2) of proved developed reserves	$1,772,416
Add: Adjustment Strip Pricing, and NGLs as 38% of WTI. Differentials of $(1.50) off WTI and ($0.15) off natural gas.	315,694

Adjusted PV-10(2) of proved developed reserves adjusted for pricing and differentials	$2,088,110

Pricing Used for PV-10 at Strip

Strip Pricing	Oil	Natural Gas
2022	$86.56	$4.43
2023	$77.91	$3.71
2024	$73.28	$3.38
2025	$70.42	$3.26
2026	$68.59	$3.21
After - 2026	$68.59	$3.21

Strip pricing as of 02/14/2022.

Definition and Explanation of Adjusted EBITDAX

Adjusted EBITDAX represents net income (loss) before loss on extinguishment of debt, interest expense, income taxes, impairments of oil and gas properties, depreciation, depletion and amortization expense and share-based compensation expense, further adjusted to include the net commodity realized settlements of derivatives and exclude the effects of gains and losses on sales of assets, non-cash changes in the fair value of derivatives, and special items including strategic transaction costs, and organizational restructuring, including severance. We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.

Definition and Explanation of Net Debt

Net debt, excluding unamortized discount and debt issuance costs is a non-GAAP financial measure that is defined as total principal amount of long-term debt less cash, cash equivalents and restricted cash. The principal amount of long-term debt excludes the non-recourse mortgage on the legacy Lonestar corporate office building. The most comparable financial measure to net debt, excluding unamortized discount and debt issuance costs under GAAP is principal amount of long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt, excluding unamortized discount and debt issuance costs should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual GAAP indebtedness.

Definition and Explanation of Free Cash Flow

Free Cash Flow is not a measure of net income (loss) as determined by GAAP. We define Free Cash Flow as Discretionary Cash Flow (non-GAAP) less acquisition capital plus asset divestiture proceeds plus sales and use tax refunds less oil and gas capital expenditures. Discretionary Cash Flow is defined as Net Cash Provided by Operating Activities (GAAP) less changes in working capital (current assets and liabilities). We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Our definition of Free Cash Flow may differ from the definition used by other companies. Free Cash Flow should be considered as a supplement to net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity.

Definition and Explanation of LTM Adjusted EBITDAX

LTM Adjusted EBITDAX pro forma for the Lonestar Resources acquisition is derived from the historical periods as reported in Lonestar Resources’ respective Quarterly Reports on Forms 10-Q for first and second quarters of 2021 and include the use of the financial information for the third quarter of 2021 derived from its general ledger system and reported on the same basis of accounting as applied for prior reported periods.

Contact

Clay Jeansonne

Investor Relations

Ph: (713) 722-6540

E-Mail: invest@rangeroil.com